UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 22, 2005, a committee of the Board of Directors of Sonic Automotive, Inc. (“Sonic”) approved the accelerated vesting of all outstanding options to purchase Sonic’s Class A common stock with an exercise price of more than $22.55 per share, which was the reported closing sales price of Sonic’s Class A Common Stock on the New York Stock Exchange that same day. The stock options subject to the accelerated vesting were granted under the Sonic Automotive, Inc. 1997 Stock Option Plan, as amended, and under the Sonic Automotive, Inc. 2004 Stock Incentive Plan (each a “Plan”), and include outstanding stock options granted to Sonic’s executive officers. The stock options being accelerated will continue to be subject to the terms and conditions of the Plan under which they were granted, and all other terms and conditions of those stock options will remain the same.

The purpose of the accelerated vesting of these stock options is to reduce the non-cash compensation expense that Sonic would have recorded in future periods pursuant to Statement of Financial Accounting Standards No. 123, “Share Based Payment (revised 2004)” (“SFAS 123R”). SFAS 123R generally requires that the fair value of stock options and other equity-based compensation be recognized as compensation expense during a defined service period. SFAS 123R will become effective for Sonic on January 1, 2006. Sonic believes that, because the stock options being accelerated have exercise prices in excess of the market price of Sonic’s Class A Common Stock on the day of acceleration, the stock options have limited economic value at this time, and recognition of this expense in future periods could overstate the compensation value.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President, General Counsel and Secretary

Dated: December 28, 2005

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